UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2010

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Principal Officers.

On February 10, 2010, the Compensation Committee of the Board of Directors approved a performance-based incentive compensation schedule for the second half of the Company’s fiscal 2010 for Francois Le, Vice President, Global Sales. The schedule provides for a quarterly payment based on the level of year-to-date product and product support bookings achieved for the company’s commercial business, with a target annualized commission payment of $120,000. The actual amount payable depends on the extent to which performance meets, exceeds, or falls short of the company’s commercial bookings plan. For each quarter of the second half of the fiscal year, the amount of incentive earned is determined by multiplying the annual target payment ($120,000) by the percent of the annual bookings plan achieved to date (including any percentage above 100%), net of prior commission payments already made in the fiscal year, with a potential multiplier for annual bookings at or above 100% of plan. For the first half of fiscal 2010, Mr. Le received commission payments totaling $51,859. Under the commission schedule for the second half of fiscal 2010, he will receive commission payments of $13,512 for bookings that were made in the third fiscal quarter. If he were to achieve 100% of the company’s annual bookings plan by the end of the fourth fiscal quarter then he would receive $54,629 in additional commission payments (prior to the application of the multiplier), and any lesser or greater achievement of bookings will result in a smaller or greater commission payment. A multiplier will be applied to the commission payments if bookings equal or exceed 100% of the annual plan, such that the annual commission payable will be multiplied by 1.5 if bookings are between 100% and 125% of plan, or will  be multiplied by two if bookings exceed 125% of plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2010

Network Equipment Technologies, Inc.

By:	/s/ DAVID WAGENSELLER
Name:	David Wagenseller
Title:	Vice President, Finance